UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 17, 2014

Endocyte, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35050	35-1969-140
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana	47906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	765-463-7175

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 17, 2014, Merck Sharp & Dohme GmbH, a subsidiary of Merck & Co, Inc. (“Merck”), notified Endocyte, Inc. (the “Company”) that Merck is terminating the Collaboration, Exclusive License and Companion Diagnostic Agreement, dated as of April 13, 2012, by and between the Company and Merck (the “Agreement”). The termination of the Agreement will be effective September 15, 2014, which is ninety (90) days after the date of the notice of termination.

The Agreement had granted Merck worldwide rights to develop and commercialize vintafolide, and rights to a portion of the earnings in the event of the regulatory approval and launch of vintafolide. Under the Agreement, the Company received a non-refundable $120.0 million upfront payment and a non-refundable $5.0 million milestone payment in 2012. If the Agreement had not been terminated, the Company would have been eligible for additional milestone payments if there had been successful achievement of development, regulatory and commercialization goals for vintafolide. In addition, through March 31, 2014, the Company had received $37.4 million from Merck in non-refundable reimbursement payments related to certain research and development and general and administrative expenses incurred by the Company. Pursuant to the Agreement, the Company was responsible for the majority of funding and completion of the Phase 3 PROCEED clinical trial of vintafolide for the treatment of patients with platinum-resistant ovarian cancer (“PROC”), which trial was terminated by the Company and Merck in May 2014. The Agreement also provided that the Company was responsible for the execution of the Phase 2b TARGET clinical trial of vintafolide for the treatment of second line non-small cell lung cancer, which trial is substantially complete, pending the receipt of overall survival results. Merck was responsible for the costs of the TARGET trial and for all other development activities and costs and had all decision rights with respect to the development and commercialization of vintafolide.

In May 2014, Merck and the Company withdrew the conditional marketing authorization applications from the European Medicines Agency for vintafolide and companion imaging components, imaging agent etarfolatide and intravenous folic acid, for the treatment of adult patients with folate receptor-positive PROC, in combination with pegylated liposomal doxorubicin (“PLD”). The companies decided to take this action based on the review of interim data from the PROCEED trial following the Data Safety Monitoring Board’s recommendation that the study be stopped because vintafolide in combination with PLD versus PLD alone did not meet the pre-specified criteria for improvement in progression-free survival to allow continuation of the study. Merck and the Company subsequently terminated the PROCEED trial.

As a result of the termination of the Agreement, the Company is no longer eligible for additional milestone payments from Merck. Because the TARGET trial is substantially complete and the PROCEED trial was terminated, the Company believes that any future costs of the TARGET trial and the close out costs for the PROCEED trial will not be material. In addition, upon the effectiveness of the termination of the Agreement, Merck will have no further rights related to vintafolide and the Company will regain the worldwide rights to vintafolide in all indications. The Company will evaluate vintafolide for future development opportunities pending final results of the TARGET trial.

Item 7.01 Regulation FD Disclosure.

On June 17, 2014, the Company issued a press release announcing that it has regained the worldwide rights to vintafolide in all indications from Merck, known as MSD outside the United States and Canada. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is furnished herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated June 17, 2014 relating to Merck agreement

The information in Items 7.01 and 9.01 of this Current Report (including Exhibit 99.1) is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Items 7.01 and 9.01 of this Current Report (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endocyte, Inc.

June 23, 2014	By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Corporate Controller

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Exhibit Index

Exhibit No.	Description
99.1	Exhibit 99.1 Press Release

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